Exhibit 10.9

Summary of Compensation for
Non-Employee Directors and Named Executive Officers

Non-Employee Director Compensation Summary

Annual Retainer
$35,000, payable in cash or stock
Additional $5,000 for serving as chair of the Compensation or Directors Affairs/Corporate Governance Committees (increasing to $6,500 on March 31, 2008)
Additional $7,500 for serving as chair of the Audit Committee (increasing to $10,000 on March 31, 2008)
Committee chair compensation is payable in cash

Board and Committee Meeting Fees
$1,500 per meeting for each Board of Directors or Committee meeting attended
$1,000 per meeting for each Committee meeting attended by telephone
All meeting fees are paid in cash

Annual Stock Option Award
Each year, all non-employee directors receive options to acquire 7,500 shares of the Company’s stock pursuant to the 2004 Incentive Plan. The option grant occurs on the date of each annual meeting of the Company’s stockholders, and the exercise price is equal to the closing market price on such day.

Named Executive Officer Compensation Summary

Current salaries for named executive officers (rounded to nearest $1,000):

Name	Title	Salary
Sam Ferrise	President — Baldwin Filters, Inc.	$346,000
Norman Johnson	Chairman, President and Chief Executive Officer	$725,000
Bruce Klein	Vice President — Finance & Chief Financial Officer	$321,000
David Lindsay	Vice President — Administration & Chief Administrative Officer	$193,000
Richard Wolfson	Vice President — General Counsel & Corporate Secretary	$250,000

The named executive officers of the Company are eligible to receive bonuses as determined in the discretion of the Compensation Committee. Such bonuses would be paid in 2009 and would be based on the achievement by the Company of certain objective targets related to the Company’s net income and economic value-added returns during fiscal year 2008.

The named executive officers may also receive stock options and restricted stock pursuant to the Company’s stockholder-approved 2004 Incentive Plan as determined in the discretion of the Compensation Committee.

Additional Information

The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be provided in the Company’s Proxy Statement to be filed in connection with the Company’s Annual Meeting of Stockholders, currently anticipated to be held on March 31, 2008.